EXHIBIT 99.2

On August 1, 2007, inTEST Corporation held a webcast conference call to review its second quarter 2007 results and discuss management's current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings, ladies and gentlemen. Thank you for standing by. Welcome to inTEST's Second Quarter 2007 Results Conference Call. At this time all participants are in a listen-only mode. Later, we will conduct a question and answer session. If you have a question, you will need to press the star, one on your push button phone. As a reminder, this conference is being recorded today. A replay will also be accessible at www.intest.com.

I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you, operator. Good afternoon and welcome everyone to today's second quarter results call. Joining us today from inTEST are Mr. Robert Matthiessen, President and CEO, and Mr. Hugh Regan, Treasurer and CFO. Bob will briefly review highlights from the second quarter. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not yet received a copy of today's results release, please call the Ruth Group at (646) 536-7003, or you can get a copy off of inTEST's website.

Before I begin the formal remarks, the Company's attorneys advise that this conference call may contain statements of future events and expectations which are forward-looking statements. Any statement on this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risk factors including, but not limited to, the following: changes in business conditions in the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with the Company's products; implementation of additional restructuring initiatives; costs associated with compliance of Sarbanes Oxley and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to, the Company's periodic reports on Form 10-K, Form 10-Q and Form 8-K. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would like to now turn the call over to Mr. Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David and welcome everyone to today's call. Second quarter revenues were sequentially flat resulting in our operating loss which declined compared with the first quarter of 2007 due to an improved margin. We are clearly disappointed to post a loss in the quarter given the significant costs we previously took out of the business, and while we did have a cash burn in the quarter, this occurred in the first two months with June at breakeven. Our bookings increased in the second quarter of 2007 to $13.8 million from $12.6 million in the first quarter of 2007. Although we cannot be certain when the present business downturn will end and growth will resume, we have now experienced two consecutive quarters of increased bookings.

We continue to explore methods to reduce our operating expense structure while we work on development of new products and concentrate on our long-term growth strategy. We are generally optimistic about our results going forward and hope for moderate growth over the second half of the year. We remain focused on running a lean, cash flow positive operation and we continue to fund our strategic product development efforts. This underscores our commitment to providing customers with a continued high level of product innovation and support they have come to expect of inTEST.

Let me now take a few minutes to give you additional color on our specific business segments. Our manipulator and docking hardware business carried the sluggishness of the first quarter into the beginning of the second quarter but began to show booking strength toward the end of quarter two. During the period, the first standard Aero series pneumatically powered manipulators were sold with one having been delivered near the end of the second quarter, and an additional unit scheduled to ship in the next few weeks. We also received final acceptance of the semi-custom probe-only pneumatic manipulator from a large domestic IDM.

Our interface group is beginning to show improved results subsequent to reducing expenses through headcount reduction and facility restructuring. In the second quarter, they completed design and shipped a new SOC interface for a large domestic IDM to be used on the Verigy 93000 testers. They also booked and shipped for a large OEM, 65 interfaces making a total of 123 for the first half of 2007. This is a 30% increase over the first half of 2006.

Temptronic, our temperature management product group, had another solid and profitable quarter. So far this year their bookings are 6% ahead of this time last year and their revenues are 8% ahead of this time last year. During the first half of 2007 they added 23 new customers and they have increased bookings from non-semi related customers to 45%. We are very optimistic about Temptronic's new low cost ThermoStream model TP4500 which is targeted for use from small laboratories to full production floors that provides an economical way to quickly thermally test devices of any size and power dissipation from small NAND flash memory to larger high-powered devices and PCBs. Of special note, the TP4500 is a very small footprint and is available in a 115 Volt as well as a 230 Volt configuration, making it ideal for any sized facility. Based on the initial feedback, we expect this new product to be a significant revenue driver for inTEST this coming year, this year.

Let me now turn the call over to Hugh, to go through detailed financials.

Hugh Regan, Jr.:

Thanks Bob. Net revenues for the quarter ended June 30, 2007 were $12.1 million, relatively unchanged from the first quarter of 2007. The net loss for the second quarter of 2007 was $1.1 million or $0.12 per diluted share compared to a net loss of $1.2 million, or $0.13 per diluted share for the first quarter of 2007. For the second quarter, and these are net revenues, were $9.1 million or 75% of net revenues compared with $9.2 million or 76% of net revenues in the first quarter of 2007. OEM net revenues were $3.0 million or 25% of net revenues in the second quarter of 2007 compared with $2.9 million or 24% of net revenues in the first quarter.

On a product segment basis, net revenues for the manipulator and docking hardware segment were $4.7 million or 39% of net revenues in the second quarter of 2007 compared with $5.9 million or 49% of net revenues in the first quarter. Our temperature management segment had net revenues of $5.5 million or 45% of net revenues in the second quarter of 2007 compared with $5.0 million or 41% of net revenues in the first quarter. Finally, our test interface segment reported net revenues of $1.9 million or 16% of net revenues in the second quarter of 2007 compared with $1.2 million or 10% of net revenues in the first quarter.

The company's overall gross margin for the quarter ended June 30, 2007 was $4.6 million or 38.2% of net revenues compared to $4.4 million or 36.5% for the first quarter of 2007. Material costs were 35.8% of net revenues in the second quarter compared with 38.5% in the first. The slight improvement in component material costs was the result of a more favorable product mix in the second quarter compared with the first quarter.

I'll now discuss the breakdown of operating expenses for the quarter. Buying expense was $2.3 million or 19% of net revenues for the second quarter compared with $2.2 million or 18% of net revenues from the first quarter of 2007, an increase of $109,000 or 5%. The increase was primarily due to increases in sales commission expense during the quarter which was partially offset by a decline in sales travel expense. Engineering and product development expense was unchanged at $1.4 million or 12% of net revenues for the second quarter. During the second quarter of 2007 we had increases in spending on patent legal and third party product development consultants which were offset by reductions in research and development material.

General and administrative expense was $2.1 million or 17% of net revenues in the second quarter compared with $2.2 million or 18% of net revenues in the first quarter of 2007, an increase of $89,000 or 4%. The decrease was primarily related to reductions in administrative travel spending and corporate legal expenses which were partially offset by increases in stocks borrowed for compliance costs and communications expenses.

Other income was $126,000 for the second quarter of 2007 compared to $121,000 for the first quarter of 2007, an increase of $5,000.

Our pre-tax loss was $1.0 million or $0.12 per diluted share for the second quarter compared to a loss of $1.2 million or $0.13 per diluted share from the first quarter. Income tax expense was $86,000 for the second quarter compared to $33,000 for the first quarter of 2007. Our effective tax rate was a negative 9% in the second quarter compared to a negative 3% in the first quarter. Income tax expense during the second quarter represents income tax expense on the earnings of our Singaporean and North German operations but we do not have a history of operating losses and therefore do not have operating loss carry forwards to offset income tax expense on those earnings.

Our net loss for the first quarter was $1.1 million or $0.12 per diluted share compared to a net loss of $1.2 million or $0.13 per diluted share in the first quarter of 2007. Diluted average shares outstanding were $9.2 million, unchanged from the first quarter.

Cash and cash equivalents at the end of June were $10.6 million, down $1.8 million from the $12.4 million at the end of March. Reduction in cash was a result of our operating losses, reductions in accounts payable, accrued wages and foreign income taxes payable. We currently anticipate the cash will increase during the third quarter of 2007. Capital expenditures during the quarter, second quarter of 2007, were $126,000.

As Bob previously noted, bookings increased in the second quarter of 2007 to $13.8 million compared with $12.6 million in the first quarter of 2007, an increase of $1.2 million or 10%. Our backlog at the end of the second quarter was $7.0 million, up from $5.3 million at the end of the first quarter.

Lastly, based upon customer forecasts, we believe our business will start to resume sequential growth as we move through the second half of the year. The actions we have taken early in the third quarter of 2007 to reduce our operating expense structure include reductions in several areas such as travel spending, the use of third party consultants, and certain patent development costs. We expect that the benefits of these targeted expense reductions will be reflected in future periods.

That's it for my financial review at this time. We'll now open up for Q&A, Operator. Operator, we'll now open for Q&A.

Operator:

Thank you. Ladies and gentlemen, if you'd like to ask a question, if you would press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. As a reminder, for participants using speaker equipment, it may be necessary to lift the handset before pressing the star keys. One moment please, while we poll for questions.

Our first question comes from the line of Kelly Anderson with Sidoti & Company. Please proceed with your question.

Kelly Anderson:

Hi, thanks for taking my question; just a couple of points I wanted to touch on. What exactly are you doing to promote the sales of thermal management products outside of the semiconductor industry, or is it simply a case of marketing the product at trade shows?

Robert Matthiessen:

It's a combination - this is Bob, Kelly - a combination of things. Trade shows are the first step if you want to investigate a completely new area. And we've done that in quite a few cases, including medical and automotive, telecom. Once you've done that at a trade show you begin to create a list of potential customers within that industry and of course, you become more knowledgeable about the industry. But certainly as a first step in most cases we've done that. In other cases, people from other industries have come to us without us finding them because they've come across our equipment. So it's a combination of factors.

Kelly Anderson:

Okay, great and just a second question. As the second quarter is now behind us, can you give us a better sense of how the orders are tracking and maybe, you know, when looking at your outlook for the second half of the year, are there any areas of your business that are particularly strong or weak, or anything like that?

Robert Matthiessen:

If you look at the rest of the industry, first of all, it's sort of a mixed bag. We have some folks in this industry, back end I'm talking about, showing some growth. We have others that are stagnant or have dropped. I think that all those who are showing some strength now have indeed mentioned that they're coming out of a slump so the slump was real. It wasn't just one company. And I would say that the pattern of our orders have given us great optimism at this point in that this past quarter was rather back-ended in terms of orders and we're seeing that strength continue. And we have reason to contemplate that the rest of the year may be quite strong.

Hugh Regan:

Another factor, Kelly that I think would contribute to this is we've seen a nice increase in non-semi bookings. Non-semi bookings were $2.3 million for the second quarter. That's up from $1.6 million in the first quarter which is almost an increase of over 40%. So, we're optimistic that we can continue to grow that business outside of semiconductors as Bob was discussing earlier today, which we believe ultimately will somewhat stabilize the cyclical effect of being in the semiconductor industry on our earnings.

Kelly Anderson:

Great and just one final question. One of your major customers recently announced a plan to expand their test operations in the Philippines next year. Is there any sense you can give us of what chance your products would be incorporated into this facility and maybe in the best case scenario, what's the potential of a project like this?

Robert Matthiessen:

Well, as you know, we're already located around the world and in fact we have people stationed in the Philippines. And so we are very on top of that and are working with that company.

Kelly Anderson:

Great, thank you.

Robert Matthiessen:

You're welcome.

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[Non-material closing remarks omitted]